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                           GALLATIN ASSET MANAGEMENT
             CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

INTRODUCTION

While no code can ever replace the appropriate, thoughtful and ethical behavior of a director, officer or employee, the following Code of Ethics provide standards of professional conduct to help Gallatin Asset Management ("Gallatin") personnel recognize a variety of ethical issues and deal with them appropriately. Supervised and access personnel should always rely on professionalism, good judgment, common sense and personal integrity to determine proper conduct in specific situations. Specific questions about the interpretation of this Code or Standards of Professional Conduct should be directed to the Chief Compliance Officer.

The Gallatin Asset Management Code of Ethics and Standards of Professional Conduct applies to all Gallatin personnel deemed as a supervised or access employee.

"Supervised" employees are defined as all Gallatin directors, officers, employees of the adviser, and any other person who provides advice on behalf of the adviser and is subject to the adviser's supervision and control. "Access" persons are defined as all Gallatin employees having access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any account the adviser or its control affiliates manage, or who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic.

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CODE OF ETHICS

The highest standard of ethical conduct is expected of all Gallatin personnel. When faced with possible conflicts of interests, we should give preference to the client over the firm or our personal interests. We must not use the firm or our positions in it for personal gain other than our direct compensation.

STATEMENT OF GENERAL PRINCIPLES

Advisory "Supervised " employees and "Access" employees shall:

    . Act with integrity and in an ethical manner when dealing with clients and the public;

    . Have a duty at all times to place the interests of the client first, and to conduct all personal securities transactions in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of the employee's position of trust or responsibility;

    . Maintain the confidentiality of security holdings and financial circumstances of clients;

    . Not knowingly participate in or assist any violation of such laws, rules, or regulations;

    . Maintain knowledge of and comply with all applicable policies and procedures.

STANDARDS OF BUSINESS CONDUCT

STANDARD I: RELATIONSHIPS WITH AND RESPONSIBILITIES TO CLIENTS AND PUBLIC

    A. ETHICAL CONDUCT. Gallatin employees shall not engage in any professional conduct, including written or oral statements, involving dishonesty, fraud, deceit, any affirmative misrepresentation or omission, imply any assurances or guarantees regarding any investment, or commit any act that reflects adversely on the honesty, integrity, trustworthiness, or professional competence of themselves or Gallatin Asset Management.

    B. FAIR DEALING. Gallatin employees shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, taking investment actions, and allocating investment opportunities.

    C. PROHIBITION AGAINST USE OF MATERIAL NONPUBLIC INFORMATION. Gallatin employees who possess material nonpublic information related to the value of a security shall not trade or cause others to trade in that security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer. If Gallatin employees receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates and shall make reasonable efforts to achieve public dissemination of material nonpublic information disclosed in breach of a duty.

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STANDARD II: CONFLICTS OF INTEREST

    A. FIDUCIARY DUTIES. In relationships with clients, Gallatin employees shall use particular care in determining applicable fiduciary duties. Access Employees must act for the benefit of their clients and place their clients' interests before their own.

    B. PRIORITY OF TRANSACTIONS. Transactions for clients shall have priority over transactions in securities or other investments of which a Gallatin employee is the beneficial owner so that such personal transactions do not operate adversely to their clients' or the firm's interests. If Gallatin employees make a recommendation regarding the purchase or sale of a security or other investment, they shall give their clients and employer adequate opportunity to act on their recommendations before acting on their own behalf. For purposes of the Code and Standards, an employee is deemed a "beneficial owner" if the employee has:

           1. Direct or indirect pecuniary interest in the investments or securities;

           2. The power to vote or direct the voting of the shares of the securities or investments;

           3. The power to dispose or direct the disposition of the security or investment.

    C. PERSONAL SECURITIES TRANSACTIONS. All Gallatin employees shall strictly comply with the established policies and procedures regarding personal securities transactions for their department or position, including:

           1. INITIAL PUBLIC OFFERINGS - All Gallatin employees are prohibited from acquiring any securities in an initial public offering.

           2. LIMITED OR PRIVATE OFFERINGS - All Gallatin employees are prohibited from acquiring any securities in a limited offering or private placement without prior approval.

           3. BLACKOUT PERIODS - Gallatin employees may be restricted from executing a securities transaction in the same or related security as a client for a defined period prior to or after the order is executed for the client as identified in adopted policies and procedures from time to time.

           4. SHORT-TERM TRADING - Gallatin employees may be restricted from profiting from short-term trading practices as identified in adopted policies and procedures from time to time.

    D. REASONABLE BASIS AND REPRESENTATIONS. Gallatin Asset Management employees shall:

           1. Exercise diligence and thoroughness in making investment recommendations or in taking investment actions;

           2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for such recommendations or actions;

           3. Make reasonable and diligent efforts to avoid any material misrepresentation in any correspondence or investment recommendation;

    E. INDEPENDENCE AND OBJECTIVITY. Gallatin employees shall use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

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    F. PERFORMANCE PRESENTATION. Gallatin Asset Management employees shall:

           1. Not make any statements, orally or in writing, that misrepresent the investment performance that they or their firms have accomplished or can reasonably be expected to achieve.

           2. Make every reasonable effort to assure that such performance information is a fair, accurate, and complete presentation of such performance.

    G. GIFTS AND ENTERTAINMENT. Gallatin employees are prohibited from accepting inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or supervised person.

STANDARD III: PRESERVATION OF CONFIDENTIALITY

    A. CLIENT CONFIDENTIALITY. Gallatin Asset Management employees shall preserve client confidentiality by prohibiting the disclosure to persons outside the firm information communicated by clients (including former clients), prospects, or employers (unless consented) concerning matters within the scope of the client-employee, prospect-employee, or employer-employee relationship unless the employee receives information concerning illegal activities on the part of the client, prospect, or employer.

    B. DISCLOSURE OF HOLDINGS OR TRANSACTIONS. Gallatin employees shall be prohibited from disclosing to persons outside the firm any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

    C. PRIVACY POLICY. Gallatin employees shall comply with the firm's privacy policy and all regulatory rules, regulation and policy concerning confidentiality and privacy.

STANDARD IV: COMPLIANCE WITH LAWS AND REGULATIONS

    A. COMPLIANCE PROGRAMS OF INVESTMENT ADVISERS. Gallatin Asset Management employees shall know and comply with all applicable securities laws, rules and regulations governing the acts of Investment Advisers.

    B. COMPLIANCE WITH ESTABLISHED POLICIES AND PROCEDURES. Gallatin employees shall know and comply with respective departmental policies and procedures established by Gallatin Asset Management.

    C. CERTIFICATION OF COMPLIANCE. Gallatin Asset Management is required to provide each investment advisor employee with a copy of the Code of Ethics and Statement of Professional Conduct. Each employee is required to annually certify that they have:

           1. Received a copy of the Code and Statement of Professional Conduct;

           2. Read and understood all provisions of the code; and

           3. Agree to comply with the terms of the code.

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    D. PENALTIES FOR ETHICS VIOLATIONS. Any act that is in violation of the
       Code or Standards of Business Conduct may result in disciplinary action, including warnings, fines, disgorgement, suspension, demotion, or termination of employment.

    E. HOLDINGS REPORTS. Access employees shall submit to the Chief Compliance Officer (or other person designated) a report of all holdings in reportable securities, in which the employee has a direct or indirect ownership or beneficial interest, within 10 days of becoming an access employee, and the information must be current as of a date no more than 45 days prior to the date of becoming an access employee, and thereafter on an annual basis. For the purposes of this rule, reportable securities means all securities except:

           1. Transactions and holdings in direct obligations of the Government of the United States;

           2. Money Market Instruments - banker's acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

           3. Shares of money market funds;

           4. Transactions and holdings in shares of open-end mutual funds registered in the U.S., unless the adviser or control affiliate acts as the investment adviser or principal underwriter for the fund; (This exception does not apply to closed-end funds.)

           5. Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds (see 4 above).

      THE REPORTABLE HOLDINGS REPORT MUST INCLUDE:

           1. Name of security

           2. Symbol or CUSIP number

           3. Type of security

           4. Number of shares or principal amount

           5. Name of any outside broker, dealer, bank or custodian maintaining the account

           6. Date of report submission

    F. TRANSACTION REPORT. Access employees shall submit to the Chief Compliance Officer (or other person designated) transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in covered/reportable securities during the quarter. The report must include:

           1. The date of the transaction

           2. Name of Security

           3. Symbol or CUSIP number

           4. The coupon rate and maturity date (if applicable)

           5. The number of shares or principal amount

           6. The nature of the transaction (buy/sell)

           7. The price at which the transaction was effected

           8. Name of any outside broker, dealer, bank or custodian maintaining the account

           9. Date of report submission

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    G. EXCEPTIONS TO REPORTING REQUIREMENTS. Access employees are not required to submit:

           1. Any report with respect to securities held in accounts over which the Access employee had no direct or indirect influence or control;

           2. A transaction report with respect to transactions effected pursuant to an automatic investment plan;

           3. A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

STANDARD V: RESPONSIBILITIES TO GALLATIN

    A. PROFESSIONAL MISCONDUCT. Gallatin employees shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, integrity, trustworthiness, or professional competence.

    B. DUTY TO EMPLOYER. Gallatin employees shall not undertake any independent practice that could result in compensation or other benefit in competition with the firm unless they obtain prior written consent from Gallatin.

    C. DISCLOSURE OF CONFLICTS. Gallatin Asset Management employees shall:

           1. Disclose to Gallatin all matters, including beneficial ownership of securities or other investments, which reasonably could be expected to interfere with their duty to their employer or ability to make unbiased and objective recommendations.

           2. Comply with any prohibitions on activities imposed by Gallatin in accordance with firm policies and program trading policies and procedures to avoid potential conflict-of-interest.

    D. DISCLOSURE OF ADDITIONAL COMPENSATION ARRANGEMENTS. Gallatin employees shall disclose to the firm, in writing, all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by Gallatin.

    E. DISCLOSURE OF OUTSIDE ACTIVITIES. Gallatin employees shall immediately disclose to the firm any outside business or investment activities that may interfere with their duties, including directorships of private companies, consulting engagements, or public/charitable positions.

    F. FIDUCIARY APPOINTMENTS. Gallatin employees shall obtain approval prior to accepting an executorship, trusteeship, or power of attorney, other than with respect to a family member.

    G. RESPONSIBILITIES OF SUPERVISORS. Gallatin employees with supervisory responsibility, authority, or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable statutes, regulations, or provisions of the Code and Standards. In so doing, employees are entitled to rely on reasonable procedures to detect and prevent such violations.

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    H. DUTY TO REPORT VIOLATIONS. Any Gallatin employee who believes that he or she has witnessed or has knowledge of conduct that is illegal, improper or in violation of the Code of Ethics are required to report the conduct promptly to the Chief Compliance Officer or delegate.

           1. It is unlawful and a violation of the policies of Gallatin Asset Management to retaliate against or adversely treat any employee who acted in good faith to satisfy his or her obligations under this policy by reporting conduct he or she believes to be illegal, improper or unethical. Gallatin strictly prohibits such acts. Any acts of retaliation or adverse action may result in disciplinary action, including termination of employment.

           2. Company representatives should refer to the policy on Ethical Behavior and Prohibition of Retaliation or contact their supervisor or the Chief Compliance Officer if they have any questions.

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